News Release

Mastercard Names Craig Vosburg Chief Product Officer; Promotes Linda Kirkpatrick to President, North America

Purchase, N.Y. - December 3, 2020 - Mastercard today appointed Craig Vosburg as chief product officer and named Linda Kirkpatrick to succeed him as president, North America, with both positions effective January 1, 2021.

As chief product officer, Vosburg will lead a newly integrated products and engineering organization for the company. This includes all areas that are integral to growing Mastercard’s business and executing on opportunities in multi-rail, digital and B2B payments – consumer products, commercial products, acceptance solutions, real-time, account-to-account and push payments, processing, open banking and Mastercard Labs. These teams, including those added through the acquisitions of Vocalink, Transfast, Transactis and Finicity and the anticipated close of the Nets Corporate Services transaction in early 2021, will have a singular focus on serving Mastercard customers with end-to-end accountability for developing and delivering the products they need.

“Craig has been an integral part of our leadership team over the past decade. He’s brought a thoughtful and analytical approach to resetting our course in North America and the results speak for themselves," said Michael Miebach, president and CEO-elect. “As we prepare for the next decade, we believe this same approach will deliver dividends in an integrated product management and engineering organization. The teams will have a greater ability to collaborate and innovate to take advantage of the opportunities of the post-Covid world.”

As president, North America, Kirkpatrick will oversee Mastercard’s customer-facing activities in the U.S. and Canada, including sales, business development, strategy and relationship management with issuers, merchants, digital partners, governments, acquirers and processors.

Earlier this year, she was named president, U.S. issuers, managing the company’s regional credit, debit, commercial and prepaid card programs and service offerings with banks, credit unions and processors across the U.S. market. Prior to this role, Kirkpatrick was responsible for key merchant and acquirer relationships and business development across a number of sectors.

“Linda has deep experience across so many areas of our business,” said Ajay Banga, chief executive officer. “In each role, she’s established herself as a trusted partner and a relentless force to deliver a positive impact for our customers, our partners and the markets where we operate. This foundation – and the relationships she has established along the way – will only strengthen our ability to deliver on tomorrow’s opportunities.”

Kirkpatrick’s successor as president of U.S. issuers will be announced at a later date.

About Mastercard Incorporated (NYSE: MA), www.mastercard.com

Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.

Contacts:

Investor Relations: Warren Kneeshaw or Gina Accordino, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153
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